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                                                                  EXHIBIT 10.5

                                     CRAGAR

                                THE WHEEL PEOPLE

January 24, 1996

Gregg Koechlein
Super Shops Inc.
San Bernardino, CA

Gregg,

Thank you for the opportunity to submit this follow up Purchase Program for Super Shops for the period January 1, 1996 through December 31,1996. The terms and conditions of sale stated here are designed specifically to cover the needs you expressed during our conversation yesterday and supersedes all previous proposals and agreements.

PRICING:

         Net prices are attached. They represent the same prices utilized since May 1, 1995. A price increase up to 3% will become effective May 1, 1996. Any orders placed prior to May 1, 1996 with ship release dates after May 31, 1996 will be billed based on the new prices. The detailed listing of this increase will be presented to the Super Shops purchasing department in March, 1996.

CREDIT TERMS:

         1.       Payment schedule:

                           a. Invoices for Purchase Orders of amounts less than $250,000 are due 90 days from receipt of product.

                           b. Invoices for Purchases Orders of amounts from $250,000 to $500,000 are due 120 days from receipt of product.

                           c. Invoices for Purchase Orders of amounts from $500,000 to $1,000,000 are due in three equal payments 120, 150 and 180 days from receipt of product.

         2. All Purchase Orders must have ship release dates within 30 days of the Purchase Order date.

         3. A 1% prompt pay discount is allowed on each payment if received by the due date. All payments received after the due date are net. No exceptions.


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FREIGHT & WILL CALL POLICIES:

         1. Minimum prepaid order: $25,000 value will be shipped to one location within the continental United States.

         2. Stocking orders of less than prepaid freight will be shipped freight collect. No C.O.D. shipments will be made.

         3. Will Call orders of qualifying prepaid quantities are entitled to discounts as related to the states listed below:

            CA, AZ, NM, NV                              =        1%
            OR, WA, ID, CO, UT, TX                      =        2%
            All other states except Hawaii              =        3%

         4. For Will Call orders the date of receipt of product will be the date of product pick-up

ADVERTISING AND PROMOTIONAL ALLOWANCE:

         An allowance is offered for the promotion of Cragar product through media advertising. This includes, but is not limited to, consumer publications, radio ads or other media. The allowance is equal to 1% of the net invoices (defined as invoice amounts minus all credit memos) per calendar quarter during 1996. Super Shops is to provide proof of performance in a manner to be agreed upon as back-up for the allowance. The allowance is to be credited within 60 days of the end of the calendar quarter.

RETURNS ALLOWANCE:

         An allowance is offered for the return of product during the year. This allowance is for the return of "non-defective", mounted wheels and/or "return to stock" product (RTS). The allowance cannot exceed 2.5% of the previous year's net invoices. ($5.6 million). The returns are to be made on a regular basis, preferably quarterly, so as not to arrive at Cragar at year end. There is to be no handling charge for these returns but it is understood that there will be orders of equal size placed by Super Shops at the time of the return. The credit issued by Cragar and the matching debit taken by Super Shops will have the same terms as the offsetting order.

DEFECTIVE RETURNS:

         All product returned to Cragar that is found to be defective, and within the warranty period, will have credit issued at a rate equal to the then current purchase price as quoted to Super Shops at the time of the return. In addition to this credit, Cragar will add the actual cost of the freight (up to $5.00 per wheel) to cover the expense. Super Shops is to provide proof of performance of freight cost. Details of this policy is printed on the top of each Return goods form.


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REBATE:

1995 rebate -

         The amount of the rebate covering the 1995 calendar year is $160,000. It is to be paid in the form of a credit at a rate of $10,000 per month for sixteen months beginning March 15, 1996. The rebate credits will begin only when the current out of balance condition of the receivable account is resolved. Cragar will not be obligated to issue rebate credits if the account is delinquent. If a delinquent account becomes current credits will once again be issued, but at no more than $10,000 per month to fulfill the obligation.

1996 rebate -

         The following rebate is to be paid in the form of a credit issued in equal monthly installments over the twelve month period beginning March 15, 1997. In no month, may the combined 1995 rebate and 1996 rebate exceed $20,000. The credit is to be used against future purchases made during the calendar year 1997 and 1998. Cragar will not be obligated to issue rebate credits if the account is delinquent. If a delinquent account becomes current credits will once again be issued, but at no more than $10,000 per month to fulfill the obligation.

                  Net Shipments                                        Rebate
                  -------------                                        ------
         (Invoices less credit memos)
                  $4,000,000                                           2%
                  $5,000,000                                           2.5%
                  $6,000,000                                           3%
                  $6,500,000                                           3.5%
                  $7,000,000                                           4%
                  $7,500,000                                           4.5%
                  $8,000,000                                           5%

All other conditions of sale are determined by the 1996 Cragar Sales Policy effective October 1, 1995.

Gregg, I believe this covers all important points of the 1995 rebate and 1996 purchase program we discussed for Super Shops. Thank you for the continued interest in our product line.

Sincerely,

Barry Horlick                     Accepted    Gregg Koechlein    date 1/28/96
                                           ---------------------
Barry Horlick                                 Gregg Koechlein
Vice President - Sales

cc: M Hartzmark

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